General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended December 31		Twelve Fiscal Months Ended December 31
2006		2005	2006	2005
Net sales	$925.3	$617.5	$3,665.1	$2,380.8
Cost of sales	803.4	545.4	3,194.1	2,110.1
Gross profit	121.9	72.1	471.0	270.7

Selling, general and
administrative expenses	64.4	43.1	235.1	172.2
Operating income	57.5	29.0	235.9	98.5
Other expense	(0.8)	(0.5)	(0.1)	(0.5)
Interest income (expense):
Interest expense	(9.3)	(8.6)	(40.0)	(39.9)
Interest income	2.5	0.5	4.4	2.9
	(6.8)	(8.1)	(35.6)	(37.0)

Income before income taxes	49.9	20.4	200.2	61.0
Income tax provision	(14.5)	(6.2)	(64.9)	(21.8)
Net income	35.4	14.2	135.3	39.2
Less: preferred stock dividends	(0.1)	(17.5)	(0.3)	(22.0)
Net income (loss) applicable to common shareholders	$35.3	$(3.3)	$135.0	$17.2
Earnings per share
Earnings (loss) per common share - basic	$0.70	$(0.08)	$2.70	$0.42
Weighted average common shares - basic	50.7	41.9	50.0	41.1
Earnings (loss) per common share-
assuming dilution	$0.67	$(0.08)	$2.60	$0.41
Weighted average common shares-
assuming dilution	52.7	42.9	52.0	41.9

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
ASSETS	December 31, 2006	December 31, 2005
Current Assets:	(unaudited)
Cash	$310.5	$72.2
Receivables, net of allowances of $10.0 million at December 31, 2006
and $8.6 million at December 31, 2005	718.9	542.9
Inventories	563.2	363.9
Deferred income taxes	103.8	41.9
Prepaid expenses and other	32.9	48.6
Total current assets	1,729.3	1,069.5
Property, plant and equipment, net	416.7	366.4
Deferred income taxes	45.7	52.5
Other non-current assets	38.9	34.8
Total assets	$2,230.6	$1,523.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$655.8	$472.3
Accrued liabilities	279.0	212.2
Current portion of long-term debt	55.5	6.4
Total current liabilities	990.3	690.9
Long-term debt	685.1	445.2
Deferred income taxes	30.4	13.4
Other liabilities	90.8	80.4
Total liabilities	1,796.6	1,229.9
Shareholders' Equity:
Redeemable convertible preferred stock,
December 31, 2006 - 101,949 outstanding shares
December 31, 2005 - 129,916 outstanding shares
(liquidation preference of $50.00 per share)	5.1	6.5
Common stock, $0.01 par value,
issued and outstanding shares:
December 31, 2006 - 52,002,052 (net of 4,999,035 treasury shares)
December 31, 2005 - 49,520,209 (net of 4,968,755 treasury shares)	0.6	0.5
Additional paid-in capital	245.5	246.3
Treasury stock	(53.0)	(52.2)
Retained earnings	238.8	103.8
Accumulated other comprehensive loss	(3.0)	(6.8)
Other shareholders' equity	-	(4.8)
Total shareholders' equity	434.0	293.3
Total liabilities and shareholders' equity	$2,230.6	$1,523.2